CERTIFICATE OF AMENDMENT

                      TO THE ARTICLES OF INCORPORATION OF

                        PROCESS TECHNOLOGY SYSTEMS, INC.


            We, the undersigned, William A. Silvey, Jr. President, and W. Scott Thompson, Secretary/Treasurer, of Process Technology Systems, Inc., a Nevada corporation (the "Corporation"), do hereby certify:

                                      I

            Pursuant to Section 78.1955 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:

            IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall be:

            A. Twenty-Five Million (25,000,00) shares of common stock with a par value of $0.002 per share;

            B. Twelve Million Five Hundred Thousand shares of preferred stock with a par value of $0.25 per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval.

                     Series A Non-Voting Preferred Stock

                 Series A Non-Voting Preferred Stock with the following rights, privileges and preferences set by the Board of Directors, 291,620 shares: (i), non-voting; (ii), non-convertible; (iii) preference to dividends if any are declared; (iv), any dividends shall be non-cumulative; and
                 (v), the preferred stock shall be entitled to an annual dividend of $0.10 per share, payable quarterly, commencing on or before 24 months from the date of issuance of certificates therefor, in the sole discretion of the board of directors.

                                      II

            The amendment was adopted by unanimous vote of the Board of Directors and the Majority Stockholders of the Corporation pursuant to Section
78.1955 of the Nevada Revised Statutes.

            IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 14TH day of February, 2000.


                                    /s/ William A. Silvey, Jr. President
                                   ---------------------------------------
                                    William A. Silvey, Jr. President

                                    /s/ Scott Thompson, Secretary/Treasurer
                                   ---------------------------------------
                                    W. Scott Thompson, Secretary/Treasurer